June 7, 2010

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Toyzap.com, Inc.

Dear Sir or Madam:

We have read the statements that we understand Toyzap.com, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.01.

Very truly yours,

/s/ Rosenberg Rich Baker Berman & Company

Rosenberg Rich Baker Berman & Company